Exhibit 99.1

ZILA, INC.

Zila’s OraTest® Advancing Through Regulatory Process; FDA Provides Preliminary Comments on Clinical Program Amendments

PHOENIX—March 9, 2005—Zila, Inc. (NASDAQ:ZILA) today announced that it has received preliminary comments from the Food and Drug Administration (FDA) on proposed amendments to the clinical program for its OraTest® product. The comments that were received were technical in nature and centered on the need to provide clarifications to previously submitted materials, particularly within the statistical metrics that would be used to evaluate the data gathered during the clinical trial.

A significant component of the proposed clinical program is the identification of severe dysplasia as a primary endpoint. This and certain other elements of the proposed program would permit a reduction in the total number of patients and the number of visits per patient, which would reduce the cost and duration of the program.

Douglas D. Burkett, Ph.D., chairman, chief executive officer and president of Zila, Inc. stated, “Although the FDA’s comments are preliminary, we are encouraged by their initial response to our clinical program amendments. Zila will continue to communicate with the FDA, focusing on addressing their technical comments. Although the FDA may have additional comments, we have concluded, in consultation with our regulatory, clinical and medical advisors, that we now have adequate information to enable us to proceed with certain of the preliminary processes necessary to conduct the amended Phase III clinical program. These tasks will include the submission of our clinical protocols to the independent review boards (IRBs) at our investigative sites in the U.S., Europe and Asia, and the completion of required contractual agreements. It is our intent to complete these pre-enrollment activities while we respond to the FDA’s comments.”

The core objective of Zila’s amendment to the OraTest clinical program is the inclusion of severe dysplasia as a true positive finding (as opposed to a false positive). Severe dysplasia is recognized as a precursor to cancer and Zila Tolonium Chloride (ZTC™), the patented active pharmaceutical ingredient in OraTest, has proven to be very sensitive to severe dysplasia in previous studies. The incidence of severe dysplasia in high risk populations is higher than the incidence of cancer; therefore, when severe dysplasia is included as a true positive finding in the OraTest clinical trials, the number of patients required to demonstrate the efficacy of OraTest is significantly reduced. Additionally, the inclusion of severe dysplasia enables the assessment of the efficacy of OraTest in a wide population of tobacco users and alcohol drinkers, thereby potentially broadening the post-approval market and marketing claims for the product.

While there can be no assurances that the clinical program will be executed as proposed, Zila’s proposal includes an amendment to the current phase III study and an additional study. The amendment to the current study reduces the additional patients from over 3,000 individuals requiring over 30,000 total visits to fewer than 1,000 additional patients requiring fewer than 3,000 visits. The study is targeted at screening previous oral cancer patients; a group that has a high incidence of new or recurrent oral cancer.

The additional study also includes severe dysplasia as a primary endpoint, making it possible for the proposed program to assess the efficacy of OraTest in a much broader patient population of tobacco users and alcohol drinkers. The trial is targeted at the screening of such high-risk patients by dentists for referral to oral cancer experts. The trial is expected to require fewer than 4,000 of these readily available patients, generally requiring a single visit. The study is expected to require approximately a year for completion, once all investigator sites are active, but will include an interim analysis for the evaluation of the incidence of cancer and pre-cancer in order to determine the total number of patients required.

All clinical sites for both studies have been screened, selected and are ready to receive the clinical protocols for IRB approval and execute contracts so they can begin patient enrollment under the new program. Zila anticipates that the cost of the new program is well within its current cash and cash availability, even though the remaining expense will be incurred primarily in late fiscal 2005 and fiscal 2006.

“Much hard work remains to be done, but the Zila team is passionately dedicated to the task of gaining regulatory approval and then delivering this oral cancer detection product. It is our goal to improve the survivability of oral cancer, first domestically and then worldwide,” concluded Dr. Burkett.

Meanwhile, with the recent 510(k) clearance of Zila’s ZTC swab product, Zila is now able to explore new regulatory paths that could result in the possible clearance by the FDA of products containing ZTC. Zila is continuing to evaluate its options in this regard.

Zila will discuss the OraTest clinical program in more detail at its quarterly conference call to be held later today after the filing of the Report on Form 10-Q for the quarter-ended January 31, 2005.

About Oral Cancer

Americans die at the rate of one per hour from oral cancer. According to statistics published by the American Dental Association, more than 30,000 people are diagnosed with this deadly disease each year in the U.S., making the frequency of oral cancer greater than cervical, brain or ovarian cancers. More than 50 percent of patients diagnosed with oral cancer will die within five years, because almost 70 percent of all oral cancer cases are diagnosed in the later stages. However, with early detection, oral cancer has an 80 percent five-year survival rate, according to the American Cancer Society.

More than 25 percent of oral cancer victims have no predisposing risk factors. Those considered at high-risk are:

•	Age 40 +

•	Users of smoking or chewing tobacco within the past 10 years

•	Consumers of one or more alcoholic drinks daily, including one beer, one glass of wine or one drink of spirits

Any combination of these factors significantly increases oral cancer risk.

About Zila Tolonium Chloride (ZTC™)

Zila has 11 active United States patents related to Zila Tolonium Chloride and/or the OraTest product, with expiration dates ranging from 2011 through 2020. An additional 59 corresponding foreign patents have been issued. Pending applications could result in coverage of Zila Tolonium Chloride and/or OraTest related technology by approximately 350 U.S. and foreign patents.

Zila’s issued patents cover: (a) the composition of matter for Zila Tolonium Chloride; (b) the process for manufacturing Zila Tolonium Chloride; (c) the methods and products for using Zila Tolonium Chloride to detect epithelial pre-cancer/cancer; and (d) other compounds that are chemically related to Zila Tolonium Chloride for use in detecting epithelial pre-cancer/cancer.

About Zila

Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:

•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila Tolonium Chloride (ZTC™) and OraTest technologies.
•	Zila Pharmaceuticals, marketer of products to promote oral health and prevent oral disease, including ViziLite® oral examination kits, Peridex® prescription periodontal rinse and Zilactin® OTC oral care products.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester-E®, branded, highly effective forms of Advanced Protection vitamins C and E.

For more information about Zila, visit www.zila.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, margins, profitability, cash flows and capital needs, the ability of the Company to maintain required cash flows and cash availability to implement its business plan and appreciation in the market value of Zila’s common stock. Such factors include, but are not limited to: increased competition from current competitors and new market entrants; the Company’s ability to maintain, expand, or in certain cases, regain distribution within new or existing channels of trade for its products; and the market acceptance of the ViziLite® and Ester-E® products and the future gross margins for such products. A wide variety of factors will impact the length, size and expense of the OraTest® clinical program; the FDA’s ultimate decision regarding the OraTest® clinical program and product; the limitations on the indicated uses for the OraTest® product; and the ultimate market reception of the OraTest® product. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Report on Form 10-K for its fiscal year ended July 31, 2004, and its Form 10-Q for the three months ended January 31, 2005, filed with the Securities and Exchange Commission.

CONTACT: Zila, Inc.
     Andrew A. Stevens, 602-266-6700
     www.zila.com